Exhibit 99.2

May 11, 2021

Mr. Tony Darden

Congratulations!  On behalf of Jack in the Box, I am pleased to confirm our offer to you for the position of Senior Vice President, Chief Operating Officer (“COO”) of Jack in the Box Inc. (the “Company”) with a start date of Monday, June 7, 2021.  This offer is contingent upon completion of a favorable background check and satisfactory completion of the Directors & Officers Questionnaire (“D&O Questionnaire”).

Orientation: You will be contacted to schedule your virtual new hire orientation during your first week.  Please Note: You will need to provide original documents to complete section 2 of the Form I9.

Base Compensation:
Your annual salary will be $400,000, paid on a bi-weekly basis equal to $15,384.62 per pay period.

Allowance:
You will receive a non-taxable annual technology allowance of $1,040, paid on a bi-weekly basis equal to $40 per pay period. This is intended to assist with the cost of using your personal cell phone, internet, or other device for business purposes. When you relocate to San Diego, based at the Restaurant Support Center (RSC), this amount will be reduced to $520 annually, equal to $20 per pay period.

Annual Incentive (Bonus) beginning FY 2021:
Beginning with the Company’s fiscal year 2021 (which began September 28, 2020), you will be eligible to participate in the annual Performance Incentive Program for Jack in the Box executive officers with incentive payments based on attainment of Company performance targets for the fiscal year. Any incentive payment for fiscal 2021 will be prorated based on the number of full weeks of your employment during the fiscal year.

The target annual incentive potential for the COO position is 50% of base salary, payable as a lump sum cash payment. To be eligible to receive payment, you must be employed at the time of payment.

Long-Term Incentive (LTI) beginning FY 2022:
As COO, you will be eligible to receive an annual long-term incentive stock grant equal to an LTI value of $400,000 at grant, with the number of shares determined by reference to the 60-day average closing stock price of Jack in the Box common stock as of the grant date.  Grant awards may be made in the form of any combination of the following: (a) performance share units (PSUs) with vesting contingent on achievement of performance goals over a 3-fiscal year performance period, (b) restricted stock units (RSUs) that vest 25% per year over four years, and (c) stock options that vest equally over three years with a seven-year term. Fifty-percent of the after-tax net shares resulting from the vesting of PSUs and RSUs are subject to a holding requirement until termination of service.

Annual long-term incentive stock grants typically occur in November or December each year and are subject to approval by the Company’s Board of Directors and/or Compensation Committee thereof (the “Board”) and the terms and provisions of the Jack in the Box Inc. Stock Incentive Plan and award agreements.

Stock Ownership Guideline:
You will be subject to a stock ownership requirement equal to 1.5x your annual salary to be achieved within 5-years from your start date.

New Hire One-Time Cash Payment:
You will receive a one-time cash bonus of $100,000, subject to required tax withholding (the “Sign-On New Hire Bonus”), and payable within two weeks from your start date.  In the event that prior to the one year anniversary of your start date with the Company either (i) you resign your employment with the Company for any reason or (ii) the Company terminates your employment for Cause (as defined in the Executive Severance Plan referenced below), in either case, you will be required to repay the full amount of the Sign-On New Hire Bonus to the Company within thirty (30) days of your cessation of employment with the Company.

One-Time New Hire RSU Grant:
You will receive a one-time new hire grant of restricted stock units (RSUs) equal to an LTI value of $100,000 at grant, with the number of shares determined by reference to the 60-day average closing stock price of Jack in the Box common stock as of the grant date.  The RSUs vest ratably at 25% per year over four years, and fifty-percent of the after-tax net shares resulting from the vesting of such RSUs are subject to a holding requirement until termination of service.  The grant will be made effective on the second Monday following your start date, subject to Board approval and the terms and provisions of the Jack in the Box Inc. Stock Incentive Plan and award agreement.

Executive Employee Severance Program
You will be eligible to participate in the Jack in the Box Inc. Severance Plan for Executive Officers, as described in the Company’s Form 8-K filed March 4, 2020.

Change in Control Assurance (“CIC”)
You will be eligible to enter into the company’s Compensation and Benefits Assurance Agreement for Executives, which will provide for benefits in the event of a CIC for the Senior Vice President level at 1.5x multiple of salary/annual incentive and 18 months COBRA coverage.

Deferred Compensation Programs:
401(k) Plan - You will be eligible to participate in the Company’s 401(k) plan (the “Easy$aver Plus Plan”).  The 401(k) plan is a tax-qualified savings plan in which you can defer a portion of your pay (salary and annual incentive).  The Company will match 100% of your deferrals up to 4% of pay.  Deferrals in the 401(k) plan are subject to Internal Revenue Code (IRC) annual limits.

EDCP Plan - You will also be eligible to participate in the Executive Deferred Compensation Plan (EDCP) which is a non-qualified, pre-tax deferred compensation plan that allows for deferrals not subject to IRC limits.  This plan is subject to 409A and therefore you will be notified when you may elect to enroll in the EDCP.  At the end of each calendar year, you may receive an annual restoration matching contribution if your deferrals to the 401(k) (and related Company matching contributions) are limited due to tax code limits applicable to the 401(k) Plan.

Health & Welfare Benefits:
You will be eligible to participate in the Jack in the Box health plans which include medical, dental, and vision plans.  These plans are contributory on a pre-tax basis and provide several choices of coverage for you and your family.  Your health benefits eligibility date is the 1st day of the calendar month coincident with or following 30 days of service.

The Company provides employer-paid term life insurance, and as an officer of the Company, you will receive an enhanced level with a total life insurance value equal to $770,000.  You may also elect to participate in other life and disability programs.

Vacation/Sick Program:
As COO, you will not accrue vacation time; time off may be taken as needed and with consideration of the needs of the business.  You will accrue six days per year of sick time which may be carried over each year to a maximum of 60 days.

Relocation:
As agreed, you will relocate to San Diego, California within 18 months from your start date.  At such time, to support your move to San Diego, you will be contacted by Plus Relocation.  They will review our policy with you and coordinate your move.  Please note that our Relocation Policy specifies the applicable rules including situations where it may be necessary to repay a pro-rated amount of the relocation costs.  If you have any questions about the policy, please contact Susan Pettijohn in HR.  We also suggest you consult with your personal tax advisor regarding relocation.

Note: All programs described in this offer letter are subject to the terms of provisions of the plans which are subject to change at the absolute discretion of the Company and are not guaranteed in any way.  To the extent the terms of any plan or policy differ from what is in this letter, the plan or policy will determine the right and the amount of any benefits.

Employment Conditions:
This offer is contingent upon our receipt of various pre-employment screening elements including, but not limited to: educational record as you have stated on your application and/or resume; background check results; and references.  You will be notified once we have successfully completed all components of the pre-employment process.

Jack in the Box Inc. requires as a condition of employment that new employees agree to keep certain business information confidential, and also to submit disputes to binding arbitration.  As part of your orientation, you will be required to sign our Confidentiality Agreement and Dispute Resolution Agreement.

You should also know that it is the policy of Jack in the Box Inc. that the employment relationship is one of “at will.”  This simply means that either party – you or the Company – may terminate the employment at any time, with or without cause.

Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act (DTSA) – Notwithstanding any provisions in this agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7 of the DTSA, you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Reporting to Governmental Agencies – Additionally, nothing in this Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  I understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

Your signature below will be your acknowledgement that you have read, understood and agree to the above information, including that you are an “at will” employee.  Please sign and return this copy as soon as possible to Sarah Super, SVP, Chief Legal and Risk Officer.

As discussed, your hiring is material, non-public information which must be kept in the strictest confidentiality in accordance with insider trading laws. Upon your acceptance, we will work closely to coordinate the timing and public announcements of your hiring.

We look forward to you joining Jack in the Box Inc. as our new COO, congratulations!

Sincerely,

Darin Harris
Chief Executive Officer
Jack in the Box Inc.

Acceptance: